UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 19, 2006

NORTHWEST INDIANA BANCORP
(Exact name of registrant as specified in its charter)

Indiana	000-26128	35-1927981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9204 Columbia Avenue
Munster, Indiana 46321
(Address of principal executive offices) (Zip Code)

(219) 836-4400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 19, 2006, Northwest Indiana Bancorp (the “Bancorp”) and its wholly-owned subsidiary, Peoples Bank SB (the “Bank”), entered into an employment agreement (the “Employment Agreement’) with David A. Bochnowski, their Chief Executive Officer (the “Employee”), which supersedes and replaces an employment agreement with Mr. Bochnowski originally entered into in March 1988 and amended in 1992. The Employment Agreement has a three-year term and provides for daily extensions to maintain its three-year term unless the Bank or the Employee gives written notice not to continue such extensions. The Employment Agreement provides for a base salary of $335,000 per year, subject to increases awarded by the Board of Directors and possible decreases based on operating results before a change of control of the Bank. The Employee is also entitled to discretionary bonuses, customary fringe benefits and vacation leave. The Bank will continue to pay the premiums on life insurance policies insuring the Employee providing for current benefits of approximately $1.8 million.

The Employment Agreement is terminable by the Bank for cause, defined as (i) the Employee’s commission of an act materially and demonstrably detrimental to the Bank or its subsidiaries constituting gross negligence or willful misconduct of the Employee in the performance of his material duties to the Bank or (ii) the Employee’s conviction of a felony involving moral turpitude.

If the Employment Agreement terminates because of the Employee’s death or disability, because he is discharged for cause, or because of the Employee’s resignation without Good Reason (as defined below), the Bank is to pay the Executive any amounts owed to him under the Employment Agreement through his date of termination. In addition, if the agreement terminates because of the Employee’s death, within 30 days of Employee’s death the Bank is to pay the Employee’s estate or heirs a cash lump sum equal to his then-current annual base salary and the amount of his most recent annual bonus. In addition, if the Employee’s employment terminates because of his disability, he will be entitled to a cash bonus equal to his most recent annual bonus, compensation until the earlier of his death or attainment of age 70 equal to 66% of his current base salary and annual bonus, and continuation of welfare benefits and senior executive perquisites that would have been provided to Executive had he remained employed during such period, reduced by any payments made to the Employee under the Bank’s disability policies or programs.

If the Employee is discharged without cause or resigns for Good Reason (defined as the failure to re-elect him as Chairman and Chief Executive Officer or as a director of the Board of Directors of the Bank, a substantial diminution in the Employee’s responsibilities or duties, a material breach by the Bank of the agreement, or the Bank’s decision to terminate the daily extension of the agreement), in addition to the benefits described in the preceding paragraph, as applicable, the Employee will be entitled to (1) a cash bonus equal to the most recent annual bonus received by the Employee, (2) a lump sum amount equal to three times his then-current salary and recent annual bonus, (3) continuation for three years of welfare benefits and senior executive perquisites at least equal to those that would have been provided if he remained employed during that period, (4) a payment required to prefund future premiums on the life insurance policies described above likely to become due prior to the Employee attaining age 66, and (5) outplacement services at the expense of the Bank.

The Employment Agreement provides that if the Employee’s employment terminates for any reason after a Change of Control of the Bank, the Employee shall receive the benefits as provided above, except that unless his benefits would thereby be reduced, the computations will be made by using the Employee’s most recent annual bonus before the Change of Control and welfare benefits and senior executive benefits to be continued during the specified period will be provided based on those benefits in effect immediately prior to the Change of Control of the Bank.

If Internal Revenue Code Section 280G (which generally applies to certain severance payments triggered by a change in control) would cause the payments to be made to the Employee to be subject to an excise tax as imposed by Internal Revenue Code Section 4999, the Employee’s compensation will be “grossed up” to make him whole with respect to such taxes.

During a period of one year following his termination of employment, the Employee may not solicit or induce any employees or customers of the Bank to leave the Bank.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.

10.1	Employment Agreement dated April 19, 2006, among NorthWest Indiana Bancorp, Peoples Bank SB, and David A. Bochnowski.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2006

NORTHWEST INDIANA BANCORP

By:	/s/ David A. Bochnowski
	Name:	David A. Bochnowski
	Title:	Chairman of the Board and Chief Executive Officer